NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
CUSTODIAN CONTRACT

SCHEDULE B

SERIES

Balanced Portfolio

Growth Portfolio

Guardian Portfolio

International Equity Portfolio

International Large Cap Portfolio

Large Cap Value Portfolio

Mid Cap Intrinsic Value Portfolio

Mid-Cap Growth Portfolio

Real Estate Portfolio

Short Duration Bond Portfolio

Small-Cap Growth Portfolio

Socially Responsive Portfolio

Date: May 1, 2013